Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
Nicole_Kenyon@Symantec.com	Hcorcos@symantec.com
Symantec Reports Fourth Quarter Fiscal 2010 Results
Fourth Quarter
-      Non-GAAP Revenue of $1.535 billion
-      Non-GAAP Operating Margin of 28.3 percent
-      Non-GAAP Earnings Per Share of $0.40
-      Non-GAAP Deferred Revenue of $3.22 billion
-      Cash Flow from Operations of $703 million
Fiscal Year 2010
-      Non-GAAP Revenue of $6.01 billion
-      Non-GAAP Operating Margin of 28.6 percent
-      Non-GAAP Earnings Per Share of $1.51
-      Non-GAAP Deferred Revenue of $3.22 billion
-      Cash Flow from Operations of $1.69 billion
MOUNTAIN VIEW, Calif. – May 5, 2010 – Symantec Corp. (Nasdaq:SYMC) today reported the results of its fiscal fourth quarter and the fiscal year 2010, ended April 2, 2010. GAAP revenue for the fiscal fourth quarter was $1.531 billion. Non-GAAP revenue was $1.535 billion, up 3 percent over the comparable period a year ago (flat after adjusting for currency). For the fiscal year, GAAP revenue was $5.99 billion and non-GAAP revenue was $6.01 billion.
“We closed our fiscal year achieving better than expected results on our key financial metrics in the fourth quarter. Sales activity continued to improve as the team utilized the broader Symantec portfolio to take advantage of cross-sell and up-sell opportunities,” said Enrique Salem, president and chief executive officer, Symantec. “We drove continued improvement in our execution and results this year, positioning the company well for fiscal year 2011 as we focus on making it simpler for customers to secure and manage their information.”
     “Our business continues to deliver strong cash flow from operations, generating $1.69 billion this fiscal year and $703 million in the fourth quarter,” said James Beer, executive vice president and chief financial officer, Symantec. “The consumer business reported its sixth consecutive quarter of growth and our enterprise business was driven by strong sales of hosted services, data loss prevention, backup and archiving solutions.”
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Symantec Reports Fourth Quarter Fiscal 2010 Results

GAAP Results: GAAP operating margin for the fourth quarter of fiscal year 2010 was 16.1 percent. GAAP net income for the fiscal fourth quarter was $184 million compared with a net loss of $264 million for the same quarter last year. GAAP diluted earnings per share were $0.23 compared with a loss per share of $0.32 for the same quarter last year. The GAAP net loss for the year-ago quarter includes a non-cash goodwill impairment charge of $413 million.
For the fiscal year 2010, Symantec reported GAAP operating income of $933 million compared with an operating loss of $6.5 billion for fiscal 2009. GAAP net income for fiscal year 2010 was $714 million compared with a net loss of $6.8 billion for fiscal year 2009. GAAP diluted earnings per share for the year was $0.87 compared with a diluted loss per share of $8.17 for the fiscal year 2009. The GAAP net loss for fiscal year 2009 includes a non-cash goodwill impairment charge of $7.4 billion.
GAAP deferred revenue as of April 2, 2010, was $3.21 billion compared with $3.06 billion as of April 3, 2009, up 5 percent year-over-year. After adjusting for currency, GAAP deferred revenue increased 4 percent year-over-year. Cash flow from operating activities for the fourth quarter of fiscal year 2010 was $703 million. Symantec ended the quarter and fiscal year with cash, cash equivalents and short-term investments of $3.04 billion. Cash flow from operating activities for fiscal year 2010 was $1.69 billion compared with $1.67 billion for fiscal year 2009.
Non-GAAP Results: Non-GAAP operating margin for the fourth quarter of fiscal year 2010 was 28.3 percent. Non-GAAP net income for the fiscal fourth quarter was $327 million compared with $318 million for the year-ago period. Non-GAAP diluted earnings per share were $0.40 compared with earnings per share of $0.38 for the year-ago quarter, an increase of 5 percent year-over-year.
Non-GAAP deferred revenue as of April 2, 2010, was $3.22 billion compared with $3.08 billion as of April 3, 2009, an increase of 4 percent year-over-year. After adjusting for currency, non-GAAP deferred revenue increased 3 percent year-over-year.
Fiscal year 2010 non-GAAP operating margin was 28.6 percent. Non-GAAP net income for the fiscal year 2010 was $1.24 billion compared with $1.32 billion in fiscal year 2009. Non-GAAP diluted earnings per share were $1.51 compared with earnings per share of $1.57 for fiscal year 2009.
For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
During the fourth quarter of fiscal year 2010, Symantec repurchased 11.2 million shares for $189 million at an average price of $16.93. During the fiscal year 2010, the company repurchased 33.8 million shares at an average price of $16.39, equivalent to $553 million. Symantec has $747 million remaining in the current board authorized stock repurchase plan.
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Symantec Reports Fourth Quarter Fiscal 2010 Results

Business Segment and Geographic Highlights
For the quarter, Symantec’s Consumer segment represented 31 percent of total non-GAAP revenue and increased 9 percent year-over-year (increased 6 percent after adjusting for currency). The Security and Compliance segment represented 24 percent of total non-GAAP revenue and increased 2 percent year-over-year (declined 1 percent after adjusting for currency). The Storage and Server Management segment represented 38 percent of total non-GAAP revenue and declined 1 percent year-over-year (declined 4 percent after adjusting for currency). Services represented 7 percent of total non-GAAP revenue and increased 8 percent year-over-year (increased 6 percent after adjusting for currency).
International revenue represented 50 percent of total non-GAAP revenue in the fourth quarter of fiscal year 2010 and increased 3 percent year-over-year (declined 3 percent after adjusting for currency). The Europe, Middle East and Africa region represented 30 percent of total non-GAAP revenue for the quarter and increased 2 percent year-over-year (declined 4 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 15 percent of total non-GAAP revenue and increased 5 percent year-over-year (declined 1 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 55 percent of total non-GAAP revenue and increased 3 percent year-over-year on an actual and currency adjusted basis.
First Quarter Fiscal Year 2011 Guidance
Beginning in fiscal year 2011 Symantec will no longer report revenue and deferred revenue on a non-GAAP basis. The June quarter guidance is solely based on GAAP revenue and deferred revenue expectations.
Guidance assumes an exchange rate of $1.35 per Euro for the June 2010 quarter versus the actual weighted average rate of $1.37 per Euro for the June 2009 quarter, approximately a 1 percent currency headwind. The end of period rate for the June 2009 quarter was $1.40, approximately a 3.5 percent currency headwind versus the $1.35 per Euro assumption for the June 2010 quarter.
For the first quarter of fiscal year 2011, ending July 2, 2010, GAAP revenue is estimated between $1.48 billion and $1.50 billion, up 3 to 5 percent year-over-year on an actual and currency adjusted basis.
GAAP diluted earnings per share are estimated between $0.16 and $0.17. Non-GAAP diluted earnings per share are estimated between $0.35 and $0.36, up 6 to 9 percent year-over-year.
GAAP deferred revenue is expected to be in the range of $3.06 billion and $3.09 billion, up 3 to 4 percent year-over-year (4 to 5 percent growth after adjusting for currency).
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Symantec Reports Fourth Quarter Fiscal 2010 Results

Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal fourth quarter and the fiscal year 2010, ended April 2, 2010, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2009.
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Symantec Reports Fourth Quarter Fiscal 2010 Results

USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R), impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	April 2,
	2010	April 3,
	(Unaudited)	2009(1)

ASSETS

Current assets:
Cash and cash equivalents	$3,029	$1,793
Short-term investments	15	199
Trade accounts receivable, net	856	837
Inventories	25	27
Deferred income taxes	176	163
Other current assets	250	278

Total current assets	4,351	3,297

Property and equipment, net	949	973
Intangible assets, net	1,179	1,639
Goodwill	4,605	4,561
Investment in joint venture	58	97
Other long-term assets	90	71

Total assets	$11,232	$10,638

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$214	$190
Accrued compensation and benefits	349	374
Deferred revenue	2,835	2,644
Income taxes payable	35	44
Other current liabilities	338	261

Total current liabilities	3,771	3,513

Convertible senior notes	1,871	1,766
Long-term deferred revenue	371	419
Long-term deferred tax liabilities	195	181
Long-term income taxes payable	426	522
Other long-term liabilities	50	90

Total liabilities	6,684	6,491

Total stockholders’ equity	4,548	4,147

Total liabilities and stockholders’ equity	$11,232	$10,638

(1)	Derived from audited financials, as adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Three Months Ended		Growth Rate
	April 2,	April 3,		Constant
	2010	2009(1)	Actual	Currency(2)

Net revenue:
Content, subscription, and maintenance	$1,279	$1,194
License	252	274

Total net revenue	1,531	1,468	4%	2%

Cost of revenue:
Content, subscription, and maintenance	225	209
License	6	8
Amortization of acquired product rights	45	90

Total cost of revenue	276	307	-10%	-10%

Gross profit	1,255	1,161	8%	5%

Operating expenses:
Sales and marketing	597	545
Research and development	216	225
General and administrative	87	82
Amortization of other purchased intangible assets	61	62
Restructuring	30	23
Impairment of goodwill	—	413
Impairment of assets held for sale	17	3

Total operating expenses	1,008	1,353	*	*

Operating income (loss)	247	(192)	*	*

Interest income	2	2
Interest expense	(33)	(31)
Other income, net	3	—

Income (loss) before income taxes and loss from joint venture	219	(221)	*	N/A

Provision for income taxes	23	23
Loss from joint venture	12	20

Net income (loss)	$184	$(264)	*	N/A

Basic net income (loss) per share	$0.23	$(0.32)
Diluted net income (loss) per share	$0.23	$(0.32)
Basic weighted-average shares outstanding	802	819
Diluted weighted-average shares outstanding	812	819

*	Percentage not meaningful

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Operations
(In millions, except per share data)

			Year-Over-Year
	Year Ended		Growth Rate
	April 2,	April 3,		Constant
	2010	2009(1)	Actual	Currency(2)

Net revenue:
Content, subscription, and maintenance	$5,034	$4,863
License	951	1,287

Total net revenue	5,985	6,150	-3%	-3%

Cost of revenue:
Content, subscription, and maintenance	849	840
License	22	35
Amortization of acquired product rights	234	352

Total cost of revenue	1,105	1,227	-10%	-10%

Gross profit	4,880	4,923	-1%	-1%

Operating expenses:
Sales and marketing	2,367	2,386
Research and development	857	870
General and administrative	352	343
Amortization of other purchased intangible assets	247	233
Restructuring	94	96
Impairment of goodwill	—	7,419
Impairment of assets held for sale	30	46

Total operating expenses	3,947	11,393	*	*

Operating income (loss)	933	(6,470)	*	*

Interest income	6	37
Interest expense	(129)	(125)
Other income, net	55	8

Income (loss) before income taxes and loss from joint venture	865	(6,550)	*	N/A

Provision for income taxes	112	183
Loss from joint venture	39	53

Net income (loss)	$714	$(6,786)	*	N/A

Basic net income (loss) per share	$0.88	$(8.17)
Diluted net income (loss) per share	$0.87	$(8.17)
Basic weighted-average shares outstanding	810	831
Diluted weighted-average shares outstanding	819	831

*	Percentage not meaningful

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year Ended
	April 2,	April 3,
	2010	2009(1)

OPERATING ACTIVITIES:
Net income (loss)	$714	$(6,786)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	733	836
Amortization of discount on senior convertible notes	104	97
Stock-based compensation expense	155	157
Loss and impairment of assets held for sale	30	46
Deferred income taxes	(41)	(127)
Income tax benefit from the exercise of stock options	10	14
Excess income tax benefit from the exercise of stock options	(13)	(18)
Loss from joint venture	39	53
Impairment of goodwill	—	7,419
Net (gain) loss on legal liquidation of foreign entities	(47)	5
Other	—	8
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(14)	(85)
Inventories	3	6
Accounts payable	4	(49)
Accrued compensation and benefits	(34)	(55)
Deferred revenue	114	141
Income taxes payable	(105)	(29)
Other assets	1	66
Other liabilities	40	(28)

Net cash provided by operating activities	1,693	1,671

INVESTING ACTIVITIES:
Purchase of property and equipment	(248)	(272)
Proceeds from sale of property and equipment	45	40
Cash payments for business acquisitions, net of cash acquired	(31)	(1,063)
Purchase of equity investment	(21)	(2)
Purchases of available-for-sale securities	(2)	(349)
Proceeds from sales of available-for-sale securities	192	685

Net cash used in investing activities	(65)	(961)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	124	229
Excess income tax benefit from the exercise of stock options	13	18
Tax payments related to restricted stock issuance	(20)	(16)
Repurchase of common stock	(553)	(700)
Repayment of short-term borrowing	—	(200)
Repayment of other long-term liability	(5)	(8)

Net cash used in financing activities	(441)	(677)

Effect of exchange rate fluctuations on cash and cash equivalents	49	(130)

Change in cash and cash equivalents	1,236	(97)
Beginning cash and cash equivalents	1,793	1,890

Ending cash and cash equivalents	$3,029	$1,793

(1)	As adjusted for the retrospective adoption of new authoritative guidance on convertible debt instruments.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data)

							Year-Over-Year
	Three Months Ended						Non-GAAP Growth Rate
	April 2, 2010			April 3, 2009					Constant
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual		Currency(2)

Net revenue:	$1,531	$4	$1,535	$1,468	$20	$1,488		3%		0%

Gross profit:	$1,255	$51	$1,306	$1,161	$114	$1,275		2%		-1%
Deferred revenue related to acquisitions		4			20
Stock-based compensation		3			3
Amortization of acquired product rights		44			91

Gross margin %	82.0%		85.1%	79.1%		85.7%	-60	bps	-90	bps

Operating expenses:	$1,008	$(136)	$872	$1,353	$(531)	$822		6%		2%
Stock-based compensation		(28)			(31)
Amortization of other intangible assets		(61)			(61)
Restructuring		(30)			(23)
Impairment of goodwill		—			(413)
Impairment of assets held for sale		(17)			(3)

Operating expenses as a % of revenue	65.8%		56.8%	92.2%		55.2%	160	bps	70	bps

Operating income (loss)	$247	$187	$434	$(192)	$645	$453		-4%		-5%

Operating margin %	16.1%		28.3%	-13.1%		30.4%	-210	bps	-160	bps

Net income (loss):	$184	$143	$327	$(264)	$582	$318		3%		N/A
Gross profit adjustment		51			114
Operating expense adjustment		136			531
Non-cash interest expense		27			25
Impairment of marketable securities		—			4
Joint venture: Amortization of other intangible assets/stock-based compensation		2			2
Income tax effect on above items		(71)			(94)
Tax related adjustments:
Release of valuation allowance		(2)			—

Diluted net income (loss) per share	$0.23	$0.17	$0.40	$(0.32)	$0.70	$0.38		5%		N/A

Diluted weighted-average shares outstanding	812		812	819		828		-2%		N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(In millions, except per share data)

							Year-Over-Year
	Year Ended						Non-GAAP Growth Rate
	April 2, 2010			April 3, 2009					Constant
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual		Currency(2)

Net revenue:	$5,985	$24	$6,009	$6,150	$54	$6,204		-3%		-3%

Gross profit:	$4,880	$273	$5,153	$4,923	$421	$5,344		-4%		-4%
Deferred revenue related to acquisitions		24			54
Stock-based compensation		16			14
Amortization of acquired product rights		233			353

Gross margin %	81.5%		85.8%	80.0%		86.1%	-30	bps	-40	bps

Operating expenses:	$3,947	$(510)	$3,437	$11,393	$(7,926)	$3,467		-1%		-1%
Stock-based compensation		(139)			(143)
Amortization of other intangible assets		(247)			(233)
Restructuring		(94)			(96)
Impairment of goodwill		—			(7,419)
Loss and impairment of assets held for sale		(30)			(45)
Patent settlement		—			10

Operating expenses as a % of revenue	65.9%		57.2%	185.3%		55.9%	130	bps	140	bps

Operating income (loss)	$933	$783	$1,716	$(6,470)	$8,347	$1,877		-9%		-9%

Operating margin %	15.6%		28.6%	-105.2%		30.3%	-170	bps	-180	bps

Net income (loss):	$714	$525	$1,239	$(6,786)	$8,110	$1,324		-6%		N/A
Gross profit adjustment		273			421
Operating expense adjustment		510			7,926
Net gain on legal entity liquidations		(43)			—
Non-cash interest expense		105			98
Gain on sale of assets		(4)			—
Settlements of litigation		—			3
Impairment of marketable securities		—			4
Joint venture: Amortization of other intangible assets/stock-based compensation		8			7
Income tax effect on above items		(251)			(349)
Tax related adjustments:
Release of pre-acquisition tax contingencies		(62)			—
Release of valuation allowance		(11)			—

Diluted net income (loss) per share	$0.87	$0.64	$1.51	$(8.17)	$9.74	$1.57		-4%		N/A

Diluted weighted-average shares outstanding	819		819	831		842		-3%		N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION
Reconciliation of Revenue Detail and Deferred Revenue (1, 2, 3)
(In millions)
(Unaudited)

	Three Months Ended
	April 2, 2010			April 3, 2009
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP

Revenue
Content, subscription, and maintenance	$1,279	$4	$1,283	$1,194	$20	$1,214
License	252	—	252	274	—	274

Total revenues	$1,531	$4	$1,535	$1,468	$20	$1,488

Y/Y Growth Rate
Content, subscription, and maintenance	7%		6%	0%		1%
License	-8%		-8%	-21%		-21%

Total Y/Y Growth Rate	4%		3%	-5%		-4%

Y/Y Growth Rate in Constant Currency
Content, subscription, and maintenance	4%		3%	6%		7%
License	-11%		-11%	-16%		-16%

Total Y/Y Growth Rate in Constant Currency	2%		0%	1%		2%

Revenue by Segment
Consumer	$483	$—	$483	$432	$11	$443
Security and Compliance	361	3	364	348	9	357
Storage and Server Management	577	1	578	586	—	586
Services	110	—	110	102	—	102
Other	—	—	—	—	—	—

Revenue by Segment: Y/Y Growth Rate
Consumer	12%		9%	-4%		-2%
Security and Compliance	4%		2%	-8%		-7%
Storage and Server Management	-2%		-1%	-3%		-4%
Services	8%		8%	-4%		-4%
Other	*		*	*		*

Revenue by Segment: Y/Y Growth Rate in Constant Currency
Consumer	9%		6%	2%		4%
Security and Compliance	1%		-1%	-1%		0%
Storage and Server Management	-4%		-4%	2%		2%
Services	6%		6%	1%		1%
Other	*		*	*		*

Revenue by Geography
International	$765	$3	$768	$738	$10	$748
US	766	1	767	730	10	740
Americas (US, Latin America, Canada)	842	1	843	805	11	816
EMEA	461	3	464	446	8	454
Asia Pacific & Japan	228	—	228	217	1	218

Revenue by Geography: Y/Y Growth Rate
International	4%		3%	-9%		-8%
US	5%		4%	0%		1%
Americas (US, Latin America, Canada)	5%		3%	1%		1%
EMEA	3%		2%	-14%		-13%
Asia Pacific & Japan	5%		5%	-1%		-1%

Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	-2%		-3%	2%		3%
US	5%		4%	0%		1%
Americas (US, Latin America, Canada)	5%		3%	1%		1%
EMEA	-2%		-4%	0%		2%
Asia Pacific & Japan	-1%		-1%	4%		4%

Deferred Revenue	$3,206	$13	$3,219	$3,063	$20	$3,083

Y/Y Growth Rate	5%		4%	0%		0%

Y/Y Growth Rate in Constant Currency	4%		3%	6%		6%

*	Percentage not meaningful

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

(2)	We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

(3)	During the first quarter of fiscal 2010, we modified our segment reporting structure to more readily match our operating structure. See Appendix A for further details.

SYMANTEC CORPORATION
Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In millions, except per share data)
(Unaudited)
We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.

Three Months Ending July 2, 2010
Year-Over-Year Growth Rate
Revenue guidance	Range	Actual	Constant Currency (1)

GAAP revenue range	$1,480 - $1,500	3% - 5%	3% - 5%

	Three Months Ending July 2, 2010
		Year-Over-Year Growth Rate
Earnings per share guidance and reconciliation	Range	Actual	Constant Currency (1)

GAAP diluted earnings per share range	$0.16 - $0.17	78% - 89%	N/A
Add back:
Stock-based compensation, net of tax	0.03
Amortization of acquired product rights and other intangible assets and non-cash interest expense, net of tax	0.16

Non-GAAP diluted earnings per share range	$0.35 - $0.36	6% - 9%	N/A

As of July 2, 2010
Year-Over-Year Growth Rate
Deferred revenue guidance	Range	Actual	Constant Currency (1)

GAAP deferred revenue range	$3,060 - $3,090	3% - 4%	4% - 5%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A
The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets and acquired product rights, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.
Deferred revenue related to acquisitions: We have completed several business combinations and acquisitions for a variety of strategic purposes over the past few years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would have been recognized by the acquired entity in future periods as revenue recognition criteria were satisfied. However, the purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with obligations we assumed to provide maintenance or support to customers of the acquired business that was excluded as a result of these purchase accounting adjustments. We believe that this non-GAAP revenue presentation is appropriate both because it reveals, on a basis consistent with our own revenue recognition policies, the revenue associated with maintenance and support obligations assumed by us and because we have historically experienced high renewal rates on our acquired maintenance and support contracts. We also believe that the non-GAAP revenue disclosures enhance investors’ ability to conduct period-over-period analyses of our results that reflect the full impact of the acquired business’s results together with the results from our pre-existing products and services.
Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock- based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended		Year ended
	April 2,	April 3,	April 2,	April 3,
	2010	2009	2010	2009

Cost of revenues	$3	$3	$16	$14
Sales and marketing	11	14	59	66
Research and development	11	11	53	49
General and administrative	6	6	27	28

Total stock-based compensation	$31	$34	$155	$157

Amortization of acquired product rights and other intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.
Restructuring: We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.
Impairment of goodwill: During the December 2008 quarter, given the economic environment and a decline in our market capitalization, we concluded there were sufficient indicators to require us to perform an interim goodwill and other intangibles impairment analysis. In the December 2008 quarter, we recorded a $7.0 billion goodwill impairment charge, reflecting our best estimate of the goodwill impairment charge. We finalized our goodwill and other intangible impairment analysis during the fourth quarter of fiscal 2009 and recorded an additional $413 million impairment charge.

SYMANTEC CORPORATION
Explanation of Non-GAAP Measures
Appendix A (continued)
Loss and impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. During the three months ended January 1, 2010, we sold a property for $42 million, which resulted in a loss of $10 million. We do not believe that these charges are indicative of future operating results and believe that investors benefit from an understanding of our operating results without giving effect to them.
Net gain on legal liquidation of foreign entities: These items are the result of currency translation adjustments on the liquidation of dormant entities. We exclude the impact of these items because they are not closely related to, or a function of, our ongoing operations.
Non-cash interest expense: Effective April 4, 2009, we adopted new authoritative guidance on convertible debt instruments, which changes the method of accounting for our convertible notes. Under this new authoritative guidance, our EPS and net income calculated in accordance with GAAP will be reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.
Gain on sale of assets: We exclude these items because they are unique one-time occurrences that are not closely related to, or a function of, our ongoing operations.
Patent settlement/settlements of litigation: From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.
Impairment of marketable securities: This constitutes the “other than temporary” decline in the fair value of the Company’s available-for-sale securities. The Company’s management excludes this loss when evaluating its ongoing performance and/or predicting its earnings trends, and therefore excludes this loss when presenting non-GAAP financial measures.
Joint venture: Consistent with the reasons discussed above, we exclude stock-based compensation charges and amortization of other intangible assets related to the joint venture from our non-GAAP net income.
Release of pre-acquisition tax contingencies: New authoritative guidance on business combinations requires us to record, into the statement of operations, certain items that were originally recorded to goodwill at the time of an acquisition. Our evaluation of the U.S. Tax Court’s ruling on December 10, 2009, regarding the Veritas Software tax assessment for 2000 and 2001, necessitated this type of adjustment. For the year ended April 2, 2010, we released certain tax accruals that were originally recorded to goodwill at the time of our July 2005 acquisition of Veritas. To enhance consistency and comparability of results across periods, we exclude the impact of the release of these accruals from our Non-GAAP results for the year ended April 2, 2010. However, approximately $16.5 million of accruals that were released for the year ended April 2, 2010 represent interest accruals attributed to the Veritas tax assessment that have been recorded to our income statement during post-acquisition periods. Accordingly, the amount of these accruals has not been excluded from Symantec’s Non-GAAP results.
Release of valuation allowance: Due to the current year use and an acceleration of our Irish net operating losses (“NOLs”), we have released a portion of the tax valuation allowance that was originally recorded against these NOLs in relation to the impairment of goodwill that we recorded solely to our GAAP results during the three months ended January 2, 2009. To enhance consistency and comparability of results across periods, we exclude the impact of the release of the valuation allowance from our Non-GAAP results for the year ended April 2, 2010.
Segment reporting: During the first quarter of fiscal year 2010, the company modified its segment reporting structure to more readily match its operating structure. The following modifications were made to the segment reporting structure: Enterprise Vault products were moved to the Storage and Server Management segment from the Security and Compliance segment; and the Software-as-a-Service (SaaS) offerings were moved to either the Security and Compliance or the Storage and Server Management segment from the Services segment based on the nature of the service delivered. The predominant amount of SaaS revenue went to the Security and Compliance segment. The historical periods have been adjusted to reflect the modified reporting structure.